Exhibit 10.2

FIRST AMENDMENT TO THE AMENDED AND RESTATED NEW
PENSION EQUALIZATION PLAN
(“PEP”)

        THIS FIRST AMENDMENT to the Laboratory Corporation of America Holdings amended and restated new Pension Equalization Plan (“Plan”) is made and entered this 5th day of May 2004.

        WHEREAS, Laboratory Corporation of America Holdings (“Parent Company”) created the Plan with an effective date of November 20, 1996; and

        WHEREAS, the Plan was amended and restated on August 30, 2001; and

        WHEREAS, the Board of Directors of the Parent Company (“Board”) has the right to amend the Plan pursuant to Section 4.1 of the Plan; and

        WHEREAS, the Board has determined to amend the Plan as follows.

        NOW, THEREFORE, the Board does hereby make this First Amendment to the Plan.

    1.        Preamble. The second and third paragraphs in the Preamble are hereby deleted in their entirety, and the following paragraphs are substituted in their place:

The Plan supplements the benefits provided by the Laboratory Corporation of America Holdings Cash Balance Retirement Plan (“Cash Balance Plan”) to certain executives (“Participants”) by establishing two alternative minimum benefit formulas. To the extent a Participant’s minimum benefit is bigger than his or her Cash Balance Plan benefit, the excess will be paid under this Plan. The two alternative minimum benefit formulas under this Plan are:

•	The Normal Minimum Benefit, which is an improved version of the NHL retirement formula set forth in Section 5.1.2 of the Cash Balance Plan, but applied without regard to certain benefit limitations imposed by the Internal Revenue Code of 1986 (“Code”). See the Glossary.

•	The RBL Minimum Benefit, which is an improved version of the minimum benefit formula used by The Supplemental Executive Retirement Plan of Roche Biomedical Laboratories, Inc. (“RBL

SERP”), but applied without regard to the same Code limitations. See the Glossary.

        Each minimum benefit formula includes an improvement over the formula on which it is based. Service and compensation with any predecessor company, in the manner provided and as listed on Exhibit A, will be taken into account.

    2.        Normal Retirement Benefit. The following paragraph is hereby added as the second paragraph of Section 2.1:

Notwithstanding any other provision of this Plan, including, without limitation, the first paragraph of this Section 2.1, the following four Participants shall receive the Normal Minimum Benefit reduced by the Participant’s Cash Balance Plan benefit (expressed as an Actuarially Equivalent benefit commencing at the same time and in the same form as the Retirement Benefit under this Plan):

Wesley R. Elingburg	James R. Mott
James M. Kilgore, Jr.	Daniel R. Shoemaker

    3.        Years of Service. Section 2.9 is hereby deleted in its entirety, and the following Section 2.9 is substituted in its place:

Notwithstanding any other provisions of this Plan, for purposes of calculating a Participant’s Retirement Benefit or a Spousal Death Benefit under the Plan, a Participant’s Years of Service shall include any waiting period imposed by the Cash Balance Plan (regardless of when the Participant’s waiting period under the Cash Balance Plan began) even if the waiting period is required to be eligible in this Plan.

Also, notwithstanding any other provisions of this Plan, for purposes of calculating a Participant’s Normal Minimum Benefit, the maximum Years of Service that a Participant may accrue shall be 25.

    4.        Section 5.3. Section 5.3 is hereby deleted from the Plan in its entirety, and the following language is substituted in its place:

The Administrator may follow any domestic relations order to the extent the Administrator determines that the order complies with Revenue Ruling 2002-22.

(2)

    5.        A. Appeals Decision. The following sentence is hereby added to the end of Section 6.1(d):

The appeals decision shall also inform Claimant of the Claimant’s right to bring an action under ERISA Section 502(a).

                B. Arbitration of Rejected Appeals. Section 6.1(f) is hereby deleted in its entirety, and the following language is substituted in its place:

If a Claimant has pursued his or her claim throughout the appeals stage of these claims procedures, the Claimant may, at his or her option, either (1) contest the denial of the claim through arbitration, as described below, or (2) bring an action under ERISA Section 502(a).

                C. Request for Arbitration. Section 6.2(a) is hereby deleted in its entirety, and the following language is substituted in its place:

A Claimant must submit a request for arbitration to the Administrator within 120 days after receipt of the written denial of his or her appeal.

                D. Section 6.3. The following Section 6.3 is hereby added to the Plan.

                6.3 ERISA Applicability.

Any portion of this Article Six which is contrary to or inconsistent with DOL Regulation 2560.503-1, effective January 1, 2002, shall be null and void. The remaining portions of Article Six shall be interpreted and applied in accordance with DOL Regulation 2560.503-1, effective January 1, 2002.

    6.        A. Normal Minimum Benefit. Subparagraphs (a) and (b) of the definition of “Normal Minimum Benefit” in the Glossary are hereby deleted in their entirety, the following subparagraphs (a) and (b) are substituted in their place, and the following subparagraph (c) is added to this definition:

(a)	the Cash Balance Plan had always included Prior Service in its Service determinations for eligibility, vesting, and benefit accrual purposes and had counted compensation paid during Prior Service for benefit determinations;

(3)

(b)	the Cash Balance Plan had never imposed benefit limitations designed to comply with Code Sections 401(a)(17) (establishing a limit on pensionable compensation), 401(a)(4) (prohibiting discrimination in favor of highly compensated employees) or 415 (establishing maximum benefit limits); and

(c)	the Regular Formula of Section 5.1.2.1 of the Cash Balance Plan used a denominator of 25 and a maximum period of Credited Service of 25 years.

B.	RBL Minimum Benefit. Subparagraphs (a) and (b) of the definition of “RBL Minimum Benefit” in the Glossary are hereby deleted in their entirety, and the following subparagraphs (a) and (b) are substituted in their place:

(a)	the Roche Biomedical Laboratories Retirement Plan, as in effect as of December 31, 1988, had always included Prior Service in its Service determinations and had counted compensation paid during Prior Service for benefit determinations;

(b)	the Roche Biomedical Laboratories Retirement Plan, as in effect on December 31, 1988, had never imposed benefit limitations designed to comply with Code Sections 401(a)(17) (establishing a limit on pensionable compensation), 401(a)(4) (prohibiting discrimination in favor of highly compensated employees) or 415 (establishing maximum benefit limits); and

    7.        Exhibit A. The following parenthetical is hereby deleted from the Exhibit A to the Plan:

(up to a minimum of $300,000 per year, indexed annually for inflation for the payment of all benefits under the Plan, beginning in 1997, as determined by the Administrator).

    8.        Effective Date. Except for Item 2, all other Items of this Amendment shall be effective as of January 1, 2004, but shall apply only to Plan Participants who were employed by the Employer (as defined in the Plan) on January 1, 2004. Item 2 of this Amendment shall be effective as of January 1, 2004. This Amendment shall apply to all the Years of Service of the Participants to whom this Amendment applies.

(4)

        IN WITNESS WHEREOF, the Parent Company has caused this First Amendment to be properly executed as of the date first written above.

LABORATORY CORPORATION OFAMERICA HOLDINGS

By:	/s/Bradford T. Smith

Its:	Executive Vice President

(5)